Exhibit 23.1

kpmg LLP	Telephone	(416) 777-8500
Bay Adelaide Centre	Fax	(416) 777-8818
333 Bay Street Suite 4600	Internet	www.kpmg.ca
Toronto ON M5H 2S5
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aptose Biosciences Inc.

We consent to the use of:

•	our audit report dated March 3, 2015, on the financial statements of Aptose Biosciences Inc., which comprise the consolidated statements of financial position as at December 31, 2014 and May 31, 2014, the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the seven-month period ended December 31, 2014 and for each of the years in the two-year period ended May 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, and

•	our audit report dated July 29, 2014, on the financial statements of Aptose Biosciences Inc., which comprise the consolidated financial position as at May 31, 2014 and 2013, the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended May 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, each of which is incorporated by reference in this Registration Statement on Form S-8 related to the Aptose Biosciences Inc. Share Option Plan and the Aptose Biosciences Inc. 2015 Stock Incentive Plan.

Chartered Professional Accountants, Licensed Public Accountants

June 23, 2015

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.